As filed with the Securities and Exchange Commission on July 15, 2026.

Registration No. 333-292329

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-292329

UNDER

THE SECURITIES ACT OF 1933

NUVALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-5112298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Broadway, 14th Floor

Cambridge, MA 02142

(857) 357-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin Huang

President and Secretary

Nuvalent, Inc.

One Broadway, 14th Floor

Cambridge, MA 02142

(857) 357-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William J. Chudd

Daniel Brass

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212)-450-4000

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Nuvalent, Inc., a Delaware corporation (the “Registrant”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the following Registration Statement on Form S-3 ASR (the “Registration Statement”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 ASR (File No.  333-292329), filed with the SEC on December 22, 2025, registering (i) the offer, issuance and sale of any combination of the Registrant’s debt securities, Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), preferred stock, warrants and/or units, and (ii) the resale from time to time by the selling stockholders named in the resale prospectus forming part of the Registration Statement of up to 22,033,704 shares of Class A Common Stock.

On July 15, 2026, pursuant to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of June 9, 2026, by and among the Registrant, GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware (“Parent”), Harmony Row Acquisition Co., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Purchaser”) and solely for the purposes of Section 9.14 therein, GSK plc, a public limited company organized under the laws of England and Wales, Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 9, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Collegeville, State of Pennsylvania on July 15, 2026.

Nuvalent, Inc.
By:	/s/ Justin Huang
Name: Justin Huang
Title: President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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